Exhibit 99.1 NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS THIRD QUARTER 2007 RESULTS
THE WOODLANDS, TX — November 5, 2007 — Newpark Resources, Inc. (NYSE: NR) today announced results for the third quarter ended September 30, 2007.
     Total revenues were $153.8 million for the third quarter of 2007 compared to $147.6 million for the third quarter of 2006. Income from continuing operations was $7.6 million in the third quarter of 2007, or $0.08 per diluted share. Income from continuing operations was $9.7 million, or $0.11 per diluted share in the third quarter of 2006, which included $2.5 million ($3.5 million pre-tax) of insurance recoveries from Hurricanes Katrina and Rita. Excluding these recoveries, income from continuing operations was $7.2 million, or $0.08 per diluted share for the third quarter of 2006, as set forth on the attached Non-GAAP Earnings Reconciliation.
     As previously announced, the Company entered into an agreement in October 2007 to sell the U.S. Environmental Services business, and shut down substantially all of the Canadian Environmental Services business. As a result of these developments, the assets, liabilities and results of operations for the Environmental Services segment have been reclassified as discontinued operations for all periods presented. Restated segment results from continuing operations for the past seven quarters are included in the financial tables later in this release. Discontinued operations generated a $0.2 million after-tax loss in the third quarter of 2007, including after-tax impairments and other charges of $0.6 million related to the shut down of the Canadian Environmental Services business.
     Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are pleased with the progress we’ve made on several strategic fronts over the past quarter. The sale of the environmental business will significantly strengthen our balance sheet and improve our ability to increase investments in our Drilling Fluids and Mats & Integrated Services businesses. In addition to signing the agreement on the environmental business, we completed the sale of our Batson sawmill facility and completed the acquisition of SEM Construction Company, which provides geographic expansion for our Mats and Integrated Services business and an entry-point into the important Piceance basin. Also, we received final court approval of the settlement of our derivative and class action lawsuit, which provides closure to this issue. Meanwhile, we continue to be encouraged by our operating results. While we still see some challenges in the North American markets, our international operations generated a 25% increase in revenues over the previous quarter and our Mats and Integrated Services revenues and operating income improved significantly over the same period.”
SEGMENT RESULTS
     The Fluid Systems and Engineering segment generated revenues of $130.0 million and an 11.9% operating margin in the third quarter of 2007, compared to the $125.1 million of revenue and a 16.1% operating margin generated during the third quarter of 2006. As described above, the third quarter of 2006 included $3.5 million of insurance recoveries from Hurricanes Katrina and Rita. Operating margins in the third quarter of 2007 declined modestly relative to the second quarter 2007 primarily due to softness in the Gulf Coast and the continued weakness in the Canadian market, along with higher barite transportation costs.
     The Mats and Integrated Services segment generated revenues of $23.8 million and a 19.1% operating margin in the third quarter of 2007 compared to revenues of $22.5 million and a 20.4% operating margin in the third quarter of 2006. The slight decline in operating margins is primarily attributable to a change in sales mix, driven by weakness in the Gulf Coast rig counts. Operating margins in the third quarter of 2007 improved substantially from 12.1% in the second quarter of 2007 due to increases in revenues combined with continuing operating cost reductions.
CONFERENCE CALL
     In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Monday, November 5, 2007 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial (303) 262-2141 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 12, 2007 and may be accessed by dialing (303) 590-3000 and using pass code 11098107#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006

Revenues	$153,778	$147,618	$453,024	$435,160
Cost of revenues	133,756	122,846	393,176	376,028

	20,022	24,772	59,848	59,132

General and administrative expenses	4,567	5,050	17,833	13,842

Operating income	15,455	19,722	42,015	45,290

Foreign currency exchange (gain) loss	(57)	16	(279)	(496)
Interest expense, net	3,950	6,160	12,182	15,210

Income from continuing operations before income taxes	11,562	13,546	30,112	30,576
Provision for income taxes	3,950	3,813	10,586	9,936

Income from continuing operations	7,612	9,733	19,526	20,640
(Loss) income from discontinued operations, net of taxes	(229)	(11,998)	2,563	(10,797)
Loss from disposal of discontinued operations, net of taxes	—	—	(2,173)	—

Net income	$7,383	$(2,265)	$19,916	$9,843

Basic weighted average common shares outstanding	90,085	89,417	89,965	89,281
Diluted weighted average common shares outstanding	90,542	89,658	90,503	89,872

Net income per common share (basic and diluted):
Income from continuing operations	$0.08	$0.11	$0.22	$0.23
(Loss) income from discontinued operations	(0.00)	(0.14)	0.00	(0.12)

Net income (loss) per common share	$0.08	$(0.03)	$0.22	$0.11

Newpark Resources, Inc.
Non-GAAP Earnings Reconciliation
Continuing Operations

(Unaudited)	Quarter Ended September 30,
(In thousands, except per share data)	2007	2006

Income from continuing operations before income taxes — GAAP	$11,562	$13,546

Insurance recoveries from hurricanes Katrina and Rita	—	(3,471)

Income from continuing operations before income taxes — Non-GAAP	11,562	10,075
Tax effect	3,950	2,836

Net income — Non-GAAP	$7,612	$7,239

Diluted shares outstanding	90,542	89,658

Net income per common share (basic and diluted):
Net income per common share — GAAP	$0.08	$0.11
Insurance recoveries from hurricanes Katrina and Rita	—	(0.03)

Net income per common share — Non-GAAP	$0.08	$0.08

The adjusted non-GAAP financial measures used in this press release exclude the impact of the Company’s insurance recoveries related to Hurricanes Katrina and Rita. Non-GAAP financials measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes these non-GAAP financials measures are helpful, however, in comparing the historical results to current results and measuring operating earnings trends.

Newpark Resources, Inc.
Restated Segment Results

(Unaudited)	Quarter Ended
			September 30,	December 31,
(In thousands)	March 31, 2006	June 30, 2006	2006	2006

Segment revenues
Fluids systems and engineering	$115,289	$111,868	$125,130	$129,091
Mat and integrated services	29,251	31,133	22,488	17,657

Total segment revenues	$144,540	$143,001	$147,618	$146,748

Segment operating income
Fluids systems and engineering	$12,660	$13,143 (1)	$20,178 (1)	$20,635
Mat and integrated services	4,343	4,216	4,594	2,078

Total segment operating income	$17,003	$17,359	$24,772	$22,713

Segment operating margin
Fluids systems and engineering	11.0%	11.7%	16.1%	16.0%
Mat and integrated services	14.8%	13.5%	20.4%	11.8%

Total segment operating margin	11.8%	12.1%	16.8%	15.5%

(Unaudited)	Quarter Ended
			September 30,
(In thousands)	March 31, 2007	June 30, 2007	2007

Segment revenues
Fluids systems and engineering	$125,298	$131,163	$129,986
Mat and integrated services	23,966	18,819	23,792

Total segment revenues	$149,264	$149,982	$153,778

Segment operating income
Fluids systems and engineering	$16,630	$16,323	$15,467
Mat and integrated services	4,600	2,273	4,555

Total segment operating income	$21,230	$18,596	$20,022

Segment operating margin
Fluids systems and engineering	13.3%	12.4%	11.9%
Mat and integrated services	19.2%	12.1%	19.1%

Total segment operating margin	14.2%	12.4%	13.0%

(1)	Includes insurance recoveries from hurricanes Katrina and Rita of $0.8 million and $3.5 million in the quarters ended June 30, 2006 and September 30, 2006, respectively.

Newpark Resources, Inc.
Consolidated Balance Sheets

(In thousands)	September 30, 2007	December 31, 2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,412	$12,736
Accounts receivable, net	142,141	141,790
Inventories	108,319	107,778
Deferred tax asset	20,076	23,001
Prepaid expenses and other current assets	16,566	12,176
Assets of discontinued operations	87,780	102,365

Total current assets	382,294	399,846

Property, plant and equipment, net	160,319	152,207
Goodwill	62,028	54,624
Deferred tax asset	—	7,096
Other intangible assets, net	17,503	8,236
Other assets	7,052	7,440

	$629,196	$629,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$5,928	$10,938
Current maturities of long-term debt	3,066	4,058
Accounts payable	45,815	37,087
Accrued liabilities	35,299	40,439
Liabilities of discontinued operations	11,554	11,403

Total current liabilities	101,662	103,925

Long-term debt, less current portion	169,252	198,037
Deferred tax liability	858	—
Other noncurrent liabilities	4,591	4,344

Total liabilities	276,363	306,306

Common Stock	901	897
Paid-in capital	448,940	444,763
Accumulated other comprehensive income	14,283	7,940
Retained deficit	(111,291)	(130,457)

Total stockholders’ equity	352,833	323,143

	$629,196	$629,449

Newpark Resources, Inc.
Consolidated Statements of Cash Flow

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2007	2006

Cash flows from operating activities:
Net income	$19,916	$9,843
Adjustments to reconcile net income to net cash provided by operations:
Net (income) loss from discontinued operations	(2,562)	10,797
Net loss from disposal of discontinued operations	2,172	—
Depreciation and amortization	14,835	15,908
Stock-based compensation expense	2,270	1,711
Provision for deferred income taxes	8,385	2,564
Provision for doubtful accounts	530	1,074
Loss on sale of assets	193	(614)
Change in assets and liabilities:
Decrease (increase) in accounts and notes receivable	3,872	(21,420)
Increase in inventories	(1,340)	(24,593)
Increase in other assets	(3,994)	(3,752)
Increase (decrease) in accounts payable	7,606	(5,546)
(Decrease) increase in accrued liabilities and other	(4,099)	11,463

Net operating activities of continuing operations	47,784	(2,565)
Net operating activities of discontinued operations	15,018	10,388

Net cash provided by operating activities	62,802	7,823

Cash flows from investing activities:
Capital expenditures	(13,227)	(20,162)
Proceeds from sale of property, plant and equipment	888	1,210
Acquisition of business	(21,919)	—
Insurance proceeds from property, plant and equipment	—	3,471

Net investing activities of continuing operations	(34,258)	(15,481)
Net investing activities of discontinued operations	153	(9,246)

Net cash used in investing activities	(34,105)	(24,727)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(15,766)	17,078
Proceeds from long-term financing	—	150,000
Payments on notes payable and long-term debt, net	(20,806)	(156,217)
Proceeds from exercise of stock options and ESPP	2,016	4,385
Excess tax benefit from exercise of stock options	—	640

Net financing activities of continuing operations	(34,556)	15,886
Net financing activities of discontinued operations	(45)	(646)

Net cash (used in) provided by financing activities	(34,601)	15,240

Effect of exchange rates changes	580	226

Net decrease in cash and cash equivalents	(5,324)	(1,438)

Cash and cash equivalents at beginning of period	12,736	7,344

Cash and cash equivalents at end of period	$7,412	$5,906